CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PATRIOT NATIONAL BANCORP, INC.

The undersigned, being a duly authorized officer of Patriot National Bancorp, Inc., a corporation organized and existing under the laws of the State of Connecticut (the "Corporation"), does hereby certify:

FIRST: That Article II.(a) of the Corporation's Certificate of Incorporation be amended in its entirety to read as follows:

"(a) The total number of shares of capital stock which the Corporation shall have the authority to issue is 31,000,000 shares, consisting of 30,000,000 shares of common stock, par value two dollars ($2.00) per share, and 1,000,000 shares of serial preferred stock, without par value.

(1) Subject to all of the rights of the Preferred Stock, if any, and except as provided by law or in this Article II (or in any certificate of designations of any series of preferred stock):

(i) the holders of the common stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action;

(ii) dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors; and

(iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

(2) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article II, to provide by resolution for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Connecticut, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of the series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether the shares of that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) Whether the shares of that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether the shares of that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of preferred stock shall be paid, or declared and set apart for payment, before any dividends shall be paid, or declared and set apart for payment, on the common stock with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

SECOND: That, pursuant to Section 33-800 of the Connecticut General Statutes, the amendment was duly adopted by the shareholders of the Corporation on June 15, 2004 at the Corporation's 2004 Annual Meeting of Shareholders with 1,575,870 shares of

Common Stock, par value $2.00 per share (the "Common Stock"), cast in favor of the amendment, 140,476 shares cast against the amendment and 2,568 abstaining, such number of votes being sufficient for approval of such amendment. On the Record Date established for the Meeting, there were 2,428,607 shares of Common Stock outstanding and entitled to vote and 2,224,385 shares of Common Stock present in person or by proxy at the Meeting.

THIRD: That the amendment was duly adopted and approved by the Corporation's shareholders in the manner required by Sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

FOURTH: That all other provisions of the Certificate of Incorporation are unchanged.

IN WITNESS WHEREOF, the undersigned officer is authorized to execute this amendment.

Dated: July 16, 2004

By: /s/ Philip W. Wolford
Name: Philip W. Wolford
Title: COO & Secretary